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     A link to the following news article was posted on H. J. Heinz Company’s Internet website at www.heinzsuperiorvalue.com. Heinz has not received the consent of the author or the publication to use the news article as proxy soliciting material.

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SPOTLIGHT ON PELTZ PAST IN HEINZ FIGHT

JAMES ROSSITER

The Evening Standard

31 July 2006

London investors are taking a closer interest than they usually would in the boardroom battle across the Pond at US baked beans giant Heinz because it revolves around one of the most reviled traders from the 1980s.

American Nelson Peltz is preparing a showdown with Heinz chief executive William Johnson, asking shareholders to back his plans to nominate five new people, including himself, to the company's 12-man board.

Peltz and his New York-based Trian Group, sitting on 5.5% of Heinz's shares, accuse Johnson of failing to improve stock value.

But therein lies an enormous irony. For Peltz was slammed by the London Stock Exchange in the early 1990s over his role in failed UK property company Mountleigh.

Peltz and fellow US entrepreneur Peter May - millionaires from the 1980s junk bond frenzy - snapped up 22.5% of Mountleigh in 1989 from controversial British executive Tony Clegg. Peltz moved to the UK, where he became known for his high lifestyle Topless tennis tournaments at his mansion were a particular forte.

In late 1990, Peltz and May sold half their stake to the Gordon Getty family trust at 100p-a-share. But the company was just about to issue a dire set of results. It was soon forced to launch a rescue rights issue, selling new shares to investors to prop itself up. The issue was priced at just 25p a share and Mountleigh's share price dived.

In the City, shareholders were enraged and Mountleigh's adviser, NM Rothschild, refused to work on the issue. Peltz was censured by the London Stock Exchange and, after London investors sued, he settled for an undisclosed amount.

By 1992 Mountleigh had collapsed owing £147 million to bondholders and £400 million to banks led by Barclays and Citicorp.

Heinz has now started dragging up his past in its defence and produced an 18-page dossier. It highlights how Peltz was accused of hiding $10 million in additional pay at Triarc, a public company he controls.. In that case, Heinz says, he was forced to pay back $5 million following a shareholder suit.

Another action saw him pay shareholders of a can company $70 million to settle legal actions after he spun it off to a French firm in 1988.